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                         AMENDMENT NO. 1
                              to
                        RIGHTS AGREEMENT
                            between
                            DPL INC.
                              and
           FLEET NATIONAL BANK (f/k/a BANKBOSTON, N.A.,
            f/k/a THE FIRST NATIONAL BANK OF BOSTON),
                         as Rights Agent

                  Dated as of February 1, 2000




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               AMENDMENT NO. 1 TO RIGHTS AGREEMENT
               -----------------------------------

     THIS AMENDMENT NO. 1 to the Rights Amendment dated as of December 3, 1991 (the "Rights Agreement") is made as of February 1, 2000, between DPL INC., an Ohio corporation (the "Company"), and FLEET NATIONAL BANK (f/k/a BANKBOSTON, N.A., f/k/a THE FIRST NATIONAL BANK OF BOSTON), as Rights Agent (the "Rights Agent"), under the following circumstances:

          A.   The Company and the Rights Agent have
     heretofore entered into the Rights Agreement. Unless otherwise defined herein, terms defined in the Rights
     Agreement are used herein as therein defined.

          B. The Company, DPL Capital Trust I, a Delaware business trust, Dayton Ventures LLC, a Delaware limited liability company (the "Equity Purchaser"), and Dayton Ventures, Inc., a Cayman Islands company, are entering into, concurrently herewith, the Securities Purchase Agreement dated as of February 1, 2000 (as amended or supplemented from time to time, the "Purchase Agreement") pursuant to which, among other things, the Company has agreed to issue and sell to the Equity Purchaser a series of voting preferred shares of the Company and warrants (the "Warrants") to purchase Common Shares of the Company.

          C. Under Section 26(a) of the Rights Agreement, at any time prior to the Distribution Date, the Company may, except as provided in and subject to Section 26(c) of the Rights Agreement, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holder of the Rights.

          D. The Distribution Date has not occurred as of the date hereof.

          E. At a meeting of the Board of Directors of the Company duly called and held on February 1, 2000, at which meeting a quorum was present and acting throughout, the Board of Directors of the Company duly adopted an amendment to the definition of "Acquiring Person" set forth in Section 1(a) of the Rights Agreement. A true and correct copy, as certified by the Secretary of the Company, of the resolutions duly adopted by the Board of Directors of the Company at such meeting adopting such amendment to such definition of "Acquiring Person" is attached hereto as Annex A.

          F. Such amendment to the definition of "Acquiring Person" is not precluded or prohibited by Section 26(c) of the Rights Agreement and, pursuant to Section 26(d) of the Rights Agreement, such amendment shall be deemed effective immediately upon the action of the Board of Directors of the Company providing for such amendment.

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          Amendment to further memorialize such amendment to
     the definition of "Acquiring Person" adopted by the Board of Directors of the Company at its February 1, 1999 meeting.

     NOW, THEREFORE, it is hereby agreed as follows:

      Section 1. Section 1(a) of the Rights Agreement is hereby amended, effective as of the date hereof, by deleting such
Section 1(a) in its entirety and by inserting, in lieu thereof, the following:

           "(a) `Acquiring Person' shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares then outstanding (determined without taking into account any securities exercisable or exchangeable for, or convertible into, Common Shares, other than any such securities beneficially owned by the Acquiring Person and Affiliates and Associates of such Person) or who or which was such a Beneficial Owner at any time after December 3, 1991, whether or not such Person continues to be the Beneficial Owner of 15% or more of the Common Shares. Notwithstanding the foregoing:

                (i) no Exempt Person shall be deemed an
          `Acquiring Person';

                (ii) no Person shall become an `Acquiring
          Person' solely as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares then outstanding (as determined above); provided, however, that, if a Person becomes the Beneficial Owner of 15% or more of the Common Shares then outstanding (as determined above) solely by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares by any means whatsoever (other than pursuant to a stock split, stock dividend or similar transaction), then such Person shall be deemed to be an `Acquiring Person'; and

                (iii) neither Kohlberg Kravis Roberts & Co.
          L.P. ("KKR") nor any Affiliate of KKR (KKR and each Affiliate of KKR is hereinafter referred to as a `KKR Person') shall be deemed an `Acquiring Person' as long as no KKR Person, together with all Affiliates and Associates of such KKR Person, shall be the Beneficial Owner of more than 25% of the Common Shares then outstanding (as determined above); provided, however, that: (x) if any KKR Person, together with all Affiliates and Associates of such KKR Person, shall be or become the Beneficial Owner of more than 25%

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          of the Common Shares then outstanding (as determined
          above), other than solely as a result of the acquisition of Common Shares by the Company, then such KKR Person shall be deemed to be an `Acquiring Person', (y) no KKR Person shall become an `Acquiring Person' solely as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such KKR Person to more than 25% of the Common Shares of the Company then outstanding (as determined above), provided that, if a KKR Person becomes the Beneficial Owner of more than 25% of the Common Shares then outstanding (as determined above) solely by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial
          Owner of any additional Common Shares by any means whatsoever (other than pursuant to a stock split, stock dividend or similar transaction), then such KKR Person shall be deemed to be an `Acquiring Person,' and (z) subject to clause (ii) above, if any Person (other than a KKR Person) acquires by any means whatsoever any Common Shares from any KKR Person and if such Person, together with all Affiliates and Associates of such Person, shall be or become the Beneficial Owner of 15% or more of the Common
          Shares then outstanding (as determined above), then such Person shall be deemed to be an `Acquiring Person'."

      Section 2. Except as amended hereby, the Company and the Rights Agent hereby ratify and confirm the Rights Agreement in all respects.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.


                         DPL INC.


                         By:    /s/Stephen F. Koziar Jr.
                                ------------------------
                                Stephen F. Koziar Jr.
                                Title: Group Vice President









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                         FLEET NATIONAL BANK (f/k/a BANKBOSTON, N.A.,
                         f/k/a THE FIRST NATIONAL BANK OF BOSTON)


                         By:    /s/Margaret M. Prentice
                                -----------------------
                                Margaret M. Prentice
                                Title: Managing Director



































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